Exhibit 10.5

FIRST AMENDMENT TO AMENDED AND

RESTATED EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT is made to the Amended and Restated Employment Agreement dated November 20, 2006, by and between BRE Properties, Inc. (the “Company”), and Deirdre A. Kuring (“Executive”) and is made effective as of August 11, 2008 (the “Amendment Effective Date”).

BACKGROUND

The Company and Executive entered into an Employment Agreement, dated October 25, 2001, and a First Amendment to Employment Agreement effective as of January 1, 2003 (collectively the “2001 Employment Agreement as Amended in 2003”), which governed the Company’s employment of Executive.

The Company and Executive amended and restated the 2001 Employment Agreement as Amended in 2003 pursuant to the terms of the Amended and Restated Employment Agreement dated November 20, 2006 (the “Amended Employment Agreement”).

The Company and Executive have further agreed to amend the Amended Employment Agreement and to have the employment of Executive be governed by the terms and subject to the conditions of the Amended Employment Agreement as amended by this First Amendment from and after the Amendment Effective Date.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend the Amended Employment Agreement as follows:

1. Duties. The first three sentences of Paragraph 3 of the Amended Employment Agreement are deleted in their entirety and replaced with the following:

The Company shall employ Executive as its Senior Vice President – Property Operations. The Chief Operating Officer shall direct and supervise the employment of Executive and shall determine the powers and duties incident to the position of Senior Vice President – Property Operations. Executive shall perform her duties as Senior Vice President – Property Operations faithfully, diligently and to the best of her ability and devote her full business time and best efforts to the Company.

2. Compensation. Executive’s compensation shall not be modified in conjunction with this First Amendment, provided Executive’s compensation shall be subject to such adjustment and modification as permitted pursuant to the Amended Employment Agreement included, but not limited to, annual adjustment, if any, as may be determined for calendar year 2009. The parties acknowledge that, since the Effective Date, Base Salary for Executive has been increased to $265,000 per year, the target for the Annual Bonus has been adjusted to 75% of Base Salary and the maximum to 150% of Base Salary.

3. Management Participation. Company may, at any time and as permitted pursuant to the Amended Employment Agreement, change Executive’s level of participation in senior management and/or restructure senior management in any way determined necessary or appropriate by the Company. Nothing in this Amendment shall guarantee Executive with any particular level of continuing participation in senior management. Executive acknowledges that (i) Company has restructured its senior management and (ii) Executive has been informed of Executive’s position and level of participation in senior management anticipated based upon such restructuring.

4. Interpretation and Advice of Counsel. Executive was advised to seek the advice of counsel in connection with the negotiation of this Amendment. Executive has done so and this Amendment has been drafted jointly by the parties. Any uncertainty or ambiguity shall not be construed for or against any party based on attribution of drafting to any party

5. Definitions. Terms beginning with an initial capital letter not defined herein shall have the meaning given to them in the Amended Employment Agreement.

6. Effect of Amendment. Except as amended by this First Amendment, the Amended Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, this First Amendment has been executed as of the Effective Date.

BRE PROPERTIES, INC.	EXECUTIVE

/s/ Constance B. Moore	/s/ Deirdre A. Kuring
Constance B. Moore Chief Executive Officer	Deirdre A. Kuring